Exhibit 3.1

Restated Certificate of Incorporation
of
New Brunswick Scientific Co., Inc.

Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, New Brunswick Scientific Co., Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of New Jersey, hereby executes the following Restated Certificate of Incorporation:

FIRST:  The name of the Corporation is New Brunswick Scientific Co., Inc.

SECOND:  The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under Section 14A:1-1 et seq. of the New Jersey Business Corporation Act.

THIRD:  The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock, no par value.

FOURTH:  The address of the corporation's current registered office is 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the name of its current registered agent at such address is The Corporation Trust Company.

FIFTH:  The number of directors constituting the current board of directors is three.  The names and addresses of the directors are as follows:

Martin Farb	27 Doral Greens Drive East, Rye Brook, NY 10573
Detmar Ammermann	Dorfring 75, 22889 Tangstedt, Germany
Klaus Fink	Hempenkamp 13a, 22359 Hamburg, Germany

SIXTH:  The duration of the corporation is unlimited.

SEVENTH:  To the extent authorized by New Jersey law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders.  This provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission:  (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Corporation as of the 24th day of September, 2007.

NEW BRUNSWICK SCIENTIFIC CO., INC.

By:	/s/	James T. Orcutt
	Name:	James T. Orcutt
	Title:	President and Chief Executive Officer